MEDIA CENTURY INTERNATIONAL LIMITED
             (the "Company" Incorporated in British Virgin Islands)



     MEMORANDUM in writing of the  Directors of the Company  passed  pursuant to
          Article   of   the   Articles   of    Association   of   the   Company
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It was resolved that the following resolution was passed:-

AMENDMENT TO MEMORANDUM AND ARTICLES OF ASSOCIATION

That Clause 9 of the Memorandum of Association of the Company be deleted in their entirety and the following be substituted in lieu thereof:

     9. The authorized capital is made up of one class and one series of shares divided into 500,000 shares of USD0.10 par value.



Dated this


Signed by:



/s/ Li Sze Tang                            /s/ Lau Hing Bun
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    Li Sze Tang                                Lau Hing Bun